Exhibit 17

To vote by Internet

1) Read the Proxy Statement and have the proxy card below at hand.
2)  Go to website www.proxyvote.com

3)  Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy card below at hand.
2)  Call 1-800-690-6903

3)  Follow the instructions.

To vote by Mail

1)  Read the Proxy Statement.

2)  Check the appropriate box on the proxy card below.

3)  Sign and date the proxy card.

4)  Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FEDERATED BALANCED ALLOCATION FUND

For	Against	Abstain
0	0	0

Proposal 1.
To approve or disapprove a proposed Agreement and Plan of Reorganization pursuant to which Federated Asset Allocation Fund would acquire all or substantially all of the assets of Federated Balanced Allocation Fund, a portfolio of Federated Managed Allocation Portfolios, in exchange for Class A Shares, Class B Shares and Class C Shares of Federated Asset Allocation Fund. The Shares of Federated Asset Allocation Fund held by Federated Balanced Allocation Fund would then be distributed to Federated Balanced Allocation Fund’s Shareholders, pro rata, in complete liquidation and termination of Federated Balanced Allocation Fund. As a result of the reorganization, shareholders of Federated Balanced Allocation Fund will receive Shares of the corresponding share class of Federated Asset Allocation Fund.

YOUR VOTE IS IMPORTANT
Please complete, sign and return this card as soon as possible.

Please sign this proxy exactly as your name appears on the books of the Trust. Joint owners should each sign personally.

Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign.   If a corporation, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting:

The Notice of Special Meeting of Shareholders and Proxy Statement are available at www.proxyvote.com.

FEDERATED BALANCED ALLOCATION FUND

A portfolio of Federated Managed Allocation Portfolios

SPECIAL MEETING OF SHAREHOLDERS — NOVEMBER 8, 2011

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned Shareholders of
Federated Balanced Allocation Fund, a port folio of Federated Managed Allocation
Portfolios (the “Trust”), hereby revoking any proxy heretofore given, designate and appoint
Justine Patrick, Maureen Ferguson, M. Allison Miller, Erin Dugan and Shannon McDowell,
as proxies to act at the Special Meeting of Shareholders (the “Special Meeting”) to be
held on November 8, 2011 at 4000 Ericsson Drive, Warrendale, Pennsylvania, 15086-7561,
at 10:00 a.m. (Eastern Time), and at any adjournment thereof.

The attorneys named will vote the shares represented by this proxy in accordance with the choices made on this ballot. If this proxy is executed and returned in time and no choice is indicated as to an item, this proxy will be voted affirmatively on such matter. Discretionary authority is hereby conferred as to all other matters as may properly come before the Special Meeting or any adjournment thereof and the attorneys named in this proxy will vote on such matters in their best judgment.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE TRUST. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.